UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Paylocity Holding Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

October 24, 2017

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of Paylocity Holding Corporation on December 8, 2017, at 8:30 a.m. Central Time.  The meeting will be held at the Company’s headquarters located at 3850 N. Wilke Road, Arlington Heights, Illinois 60004.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials primarily over the Internet. On or about October 24, 2017, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended June 30, 2017, over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how you can receive a paper copy of the proxy materials by mail.  If you receive your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, 2017 Annual Report and proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report and Proxy Statement on the Internet, both of which are available at www.proxyvote.com.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, your vote is very important, and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.  If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person.  If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

Steven R. Beauchamp

Chief Executive Officer

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

DATE	Friday, December 8, 2017, at 8:30 a.m. Central Time

PLACE	Paylocity Headquarters, 3850 N. Wilke Road, Arlington Heights, Illinois 60004

PURPOSES	1. To elect three Class I directors to hold office for three-year terms or until their respective successors are elected and qualified, or their earlier death, resignation or removal;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018;

3. To vote on a non-binding basis to approve the compensation of our named executive officers; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

RECORD DATE

You can vote if you were a stockholder of record at the close of business on October 10, 2017. Attendance at the meeting is limited to stockholders or their proxy holders and Company guests. Only stockholders or their valid proxy holders may address the meeting.

VOTING

You may vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card or by voting in person at the Annual Meeting. The proxy card describes your voting options in more detail. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.

MAILING

On or about October 24, 2017, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2017 Annual Report to Stockholders and how to vote.

For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices.

By order of the Board of Directors,

Steven R. Beauchamp
Chief Executive Officer

October 24, 2017
Arlington Heights, Illinois

IMPORTANT:  Please vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card. The proxy card describes your voting options in more detail.  If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 8, 2017.  A complete set of proxy materials relating to our annual meeting, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, is available on the Internet and may be viewed at www.proxyvote.com.

Attending the Meeting

The meeting will be held at the Company’s headquarters located at 3850 N. Wilke Road, Arlington Heights, Illinois 60004.

•Doors open at 8:00 a.m. Central Time.

•Meeting starts at 8:30 a.m. Central Time.

•Proof of Paylocity Holding Corporation stock ownership and photo identification is required to attend the annual meeting.

•The use of cameras and other recording devices is not allowed.

Questions

For Questions Regarding:	Contact:
Annual meeting	Paylocity Investor Relations Investors@paylocity.com

Stock ownership for registered holders	Wells Fargo Shareowner Services (800) 468-9716 (within the U.S. and Canada) or 651-450-4064 (worldwide) or www.shareowneronline.com

Stock ownership for beneficial holders	Please contact your broker, bank or other nominee

Voting for registered holders	Paylocity Investor Relations Investors@paylocity.com

Voting for beneficial holders	Please contact your broker, bank or other nominee

Paylocity Holding Corporation

PAYLOCITY HOLDING CORPORATION

3850 N. WILKE ROAD
ARLINGTON HEIGHTS, ILLINOIS 60004

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 8, 2017

The board of directors of Paylocity Holding Corporation is soliciting your proxy for the 2018 Annual Meeting of Stockholders to be held on December 8, 2017, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This Proxy Statement and related materials are first being made available to stockholders on or about October 24, 2017.  References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “Paylocity” are to Paylocity Holding Corporation and its consolidated subsidiaries, and references to the “annual meeting” are to the 2018 Annual Meeting of Stockholders.  When we refer to the Company’s fiscal year, we mean the annual period ended on June 30, 2017.  This proxy statement covers our 2017 fiscal year, which was from July 1, 2016 through June 30, 2017 (“fiscal 2017”).

SOLICITATION AND VOTING

Record Date

Only stockholders of record at the close of business on October 10, 2017 will be entitled to notice of and to vote at the meeting and any adjournment thereof.  At the close of business on this record date, a total of 52,328,870 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Quorum

A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting.  Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting.  Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on each of the three director nominees.  Each share of our common stock outstanding on the record date is entitled to one vote on each other matter.  For the election of directors, the nominees to serve as Class I directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election.  You may vote “For” or “Withhold” with respect to each director nominee.  Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors.  With respect to the other proposals, approval of the proposal requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter. Because the vote on compensation of named executive officers is advisory, it will not be binding upon our board of directors.

Effect of Abstentions and Broker Non-Votes

Broker non-votes, if any, and shares voted “Withhold” will have no effect on the election of directors. For each of the other proposals, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of these proposals, but abstentions will have the same effect as negative votes.  Proposal No. 2 is a routine matter and no broker non-votes are expected to exist in connection with Proposal No. 2. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of common stock on Proposal No. 2 regarding ratification of our independent auditors, but will not be permitted to vote your shares of common stock with respect to Proposal Nos. 1 and 3, unless you provide instructions as to how your shares should be voted.  If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will not be considered to have been voted in favor of the proposals.  Your bank or broker will vote your shares on Proposal Nos. 1 and 3 only if you provide instructions on how to vote by following the instructions they provide to you.  Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.  In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions.  If no choice is indicated on a signed and dated proxy card, the shares will be voted as the board recommends on each proposal as follows: “FOR” the election of each of the nominees named herein and “FOR” the ratification of the appointment of our independent auditors.  Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet.  The voting instruction form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record:  You may vote by either marking, signing and returning the enclosed proxy card or via the instructions included in your Notice or using telephone or Internet voting.  You may also vote in person at the annual meeting.

Beneficial Stockholders:  Your bank, broker or other holder of record will provide you with a voting instruction form for you to use to instruct them on how to vote your shares.  Check the instructions provided by your bank, broker or other holder of record to see which voting options are available to you.  However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid, “legal” proxy from your bank, broker or other agent.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on December 7, 2017.  Submitting your proxy by mail or telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting in person.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your Notice or proxy card or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting.  If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a “legal” proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies.  In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs for forwarding proxy and solicitation material to the beneficial owners of common stock.  We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

We will announce preliminary voting results at the annual meeting.  We will report final results in a Form 8-K report filed with the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors consisting of three Class I directors, two Class II directors and two Class III directors.  At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date.

The term of the Class I directors, Steven I.  Sarowitz, Ellen Carnahan and Jeffrey T. Diehl, will expire on the date of the 2018 annual meeting.  Accordingly, three persons are to be elected to serve as Class I directors of the board of directors at the meeting.  The board’s nominees for election by the stockholders to those three positions are the three current Class I members of the board of directors: Steven I.  Sarowitz, Ellen Carnahan and Jeffrey T. Diehl.  If elected, each nominee will serve as a director until our 2021 annual meeting of stockholders and until their respective successors are elected and qualified, or their earlier death, resignation or removal.  If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.  The proxies cannot vote for more than three persons.

The three nominees for Class I director receiving the highest number of votes of shares of common stock will be elected as Class I directors.  A “Withhold” vote will have no effect on the vote.

We believe that each of our directors has demonstrated business acumen, ethical integrity and an ability to exercise sound judgment as well as a commitment of service to us and our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF Steven i.  Sarowitz, Ellen Carnahan and Jeffrey t. diehl AS CLASS I DIRECTORS.  PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The names of our directors who will continue in office until the 2019 and 2020 annual meetings of stockholders, as well as the nominees for Class I directors to be elected at this meeting, and certain information about them as of October 24, 2017 is set forth below.  Also set forth below are the specific experience, qualifications, attributes or skills that led our nominating and corporate governance committee to conclude that each person should serve as a director.

Name	Position	Age	Director Since
Class I Directors Nominated for Election at the 2018 Meeting of Stockholders
Steven I. Sarowitz	Chairman	51	1997
Ellen Carnahan	Director	62	2016
Jeffrey T. Diehl	Director	47	2008
Class II Directors Whose Terms Expire at the 2019 Annual Meeting of Stockholders
Mark H. Mishler	Director	59	2013
Ronald V. Waters III	Director	65	2013
Class III Directors Whose Terms Expire at the 2020 Annual Meeting of Stockholders
Steven R. Beauchamp	Chief Executive Officer and Director	45	2007
Andres D. Reiner	Director	46	2014

Directors Continuing in Office until the 2018 Annual Meeting of Stockholders

Steven I. Sarowitz founded Paylocity in 1997 and is our Chairman.  Mr. Sarowitz is currently the Chief Executive Officer of Blue Marble Payroll, an international payroll aggregator. Prior to founding Paylocity, Mr. Sarowitz worked at Robert F. White, a Chicago-based independent payroll service firm. He later was an executive at three privately-held payroll companies. Mr. Sarowitz formerly served as President of the Independent Payroll Providers Association. Mr. Sarowitz holds a B.A. in Economics from the University of Illinois at Urbana.

Mr. Sarowitz brings to our board of directors extensive executive leadership and operational experience in payroll services companies, and his experience and familiarity with our business as the founder and Chairman.

Ellen Carnahan has served as a director since November 2016. Ms. Carnahan is currently Principal of Machrie Enterprises, where she has served since 2008 as an investor in private companies and venture funds and director of public and venture-backed private technology companies. She previously spent more than 18 years at William Blair Capital Management, where she served as Managing Director and Head of Technology Investing. From 1983 to 1987, Ms. Carnahan served as Vice President of Marketing and Planning at SPSS, Inc., an analytics software vendor now part of IBM Corporation. Ms. Carnahan has served on the boards of directors for numerous public companies, including since 2015 as a director of Enova International, Inc., a technology and analytics company focused on providing online financial services, and from 2003 to 2015 as a director for Integrys Energy Group, Inc., an energy holding company whose operating subsidiaries provided natural gas and electricity in regulated and non-regulated markets. Ms. Carnahan also serves as a trustee of The JNL Funds, a registered investment fund, and has served on its audit committee since 2013. Ms. Carnahan is an active member of Chicago’s corporate and entrepreneurship community. In 2010, she was appointed to the Illinois Governor’s Economic Recovery Commission, and in 2010 and 2015, she was named one of the Techweek100 Top Technology Leaders in Chicago. Ms. Carnahan holds an M.B.A. from the Booth School at the University of Chicago and a B.B.A. from the University of Notre Dame.

Jeffrey T. Diehl has served as a director since May 2008. Mr. Diehl is currently the Managing Partner of Adams Street Partners, LLC, a global private equity investment management firm. Prior to joining Adams Street Partners in 2000, Mr. Diehl worked at Brinson Partners/UBS Global Asset Management and The Parthenon Group. Mr. Diehl serves as a director of various private companies and a public company, Q2 Holdings, Inc., a virtual banking solutions company. Mr. Diehl holds a B.S. from Cornell University and an M.B.A. from Harvard University. Mr. Diehl brings to our board of directors years of experience as an advisor to a wide range of technology companies, including companies in the software, IT-enabled business services and consumer Internet/media sectors. Mr. Diehl’s experience with the growth and development of technology companies provides our board of directors with a unique perspective on our long-term strategy.

Directors Continuing in Office until the 2019 Annual Meeting of Stockholders

Mark H. Mishler has served as a director since November 2013. Since 2011, Mr. Mishler has served on the board of directors of Interstate National Corporation (“INC”), a service contract and extended warranty program provider, and in April 2014 Mr. Mishler was elected Chairman of INC.  From 2011 through August 2016, Mr. Mishler also was the Chief Executive Officer of INC. From 2002 to 2010, Mr. Mishler served as President, Chief Operating Officer and as a Director of The Warranty Group, a warranty service contract provider. Mr. Mishler holds a B.S. in Accounting from Robert Morris University and is also a retired engineer officer of the United States Army. Mr. Mishler brings to our board of directors over 30 years of business experience in positions such as controller, chief financial officer, chief operating officer and chief executive officer. In addition, Mr. Mishler has served as a director on numerous boards and brings to our board of directors significant finance experience derived primarily from his previous service as a controller and chief financial officer.

Ronald V. Waters III has served as a director since November 2013 and also serves as the Lead Independent Director. Mr. Waters has been an independent business consultant since May 2010. From 2009 to May 2010, he was a Director and the President and Chief Executive Officer of LoJack Corporation (“LoJack”), a worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, and, from 2007 to 2008, he was a Director and the President and Chief Operating Officer of LoJack. He is a director of Fortune Brands Home & Security, Inc., a home and security products company, and HNI Corp., a manufacturer of office furniture and a manufacturer and marketer of gas- and wood-burning fireplaces. From 2012 to 2015, Mr. Waters served as a director of Chiquita Brands International, Inc., an international marketer and distributor of food products. From 2006 to 2007, Mr. Waters served as a director of Sabre Holdings Corporation. Mr. Waters brings to our board of directors leadership experience through his former role as Chief Executive Officer of LoJack and significant finance expertise derived primarily from his current service on the audit committee of another public company and previous roles as a director and Chief Operating Officer at a public company, Chief Financial Officer at Wm. Wrigley Jr. Company, Controller at The Gillette Company and partner of a large public accounting firm. Mr. Waters also brings to our board of directors international, legal and information technology expertise derived primarily from his service in various roles at several large public companies.

Directors Continuing in Office until the 2020 Annual Meeting of Stockholders

Steven R. Beauchamp is our Chief Executive Officer and a director.  Prior to joining Paylocity in 2007, Mr. Beauchamp was employed by Paychex, Inc., from September 2002 to August 2007 and served as VP of Product Management and as a Corporate Officer. Mr. Beauchamp also served as Vice President of Payroll Operations for Advantage Payroll Services, Inc. from August 2001 to September 2002 after Advantage Payroll acquired Payroll Central where he served as President from May 1999 to August 2001. Mr. Beauchamp also spent three years in operations management with ADP Canada from May 1995 to April 1998. Mr. Beauchamp holds a B.B.A. from Wilfrid Laurier University and an M.B.A. from Queen’s University. Mr. Beauchamp brings to our board of directors over 15 years of experience in management positions in payroll services companies, and his experience and familiarity with our business as our President and Chief Executive Officer.

Andres D. Reiner has served as a director since September 2014. Since 2010, Mr. Reiner has served as the President and Chief Executive Officer and a director of PROS Holdings, Inc. (“PROS”), an enterprise software company. Since 1999, and prior to his appointment as President and Chief Executive Officer, Mr. Reiner held a series of positions with PROS, including Senior Vice President of Product Development and Executive Vice President of Product and Marketing. Prior to joining PROS, Mr. Reiner held various technical and management positions in technology companies including Platinum Technology, ADAC Healthcare Information Systems, and Kinesix. Mr. Reiner holds a B.S. in Computer Science with a minor in Mathematics from the University of Houston. Mr. Reiner brings to our board of directors leadership experience through his role as President and Chief Executive Officer of PROS, as well as knowledge and experience with product development and innovation at technology companies.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that each of Ms. Carnahan and Messrs. Diehl, Mishler, Reiner and Waters is an “independent director” for purposes of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Exchange Act as the term relates to membership on the board of directors.

The definition of independence under the rules of the Nasdaq Global Select Market (the “Nasdaq Listing Rules”) includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his or her family members, has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Listing Rules, our board has made a subjective determination as to each independent director that no material relationships exist that, in the opinion of our board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board reviewed and discussed information provided by the directors in questionnaires with questions tailored to the Nasdaq Listing Rules with regard to each director’s business and personal activities as they may relate to us and our management.

Board of Directors Leadership Structure

The board of directors has adopted corporate governance guidelines to promote the functioning of the board and its committees.  These guidelines address board composition, board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not contain a policy mandating the separation of the offices of the Chairman of the Board and the Chief Executive Officer, and the board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The board has chosen to separate the positions of Chairman of the Board and Chief Executive Officer. We believe this structure is optimal for us because it avoids any duplication of effort between the Chairman and the Chief Executive Officer and permits our Chief Executive Officer to focus his efforts on the day-to-day management of the Company. This separation provides strong leadership for the board and the Company through the Chairman, while also positioning our Chief Executive Officer as our leader in the eyes of our employees and other stakeholders. The board may reconsider the best board leadership structure for us from time to time.

Risk Management

Our risk management function is overseen by our board of directors. Through our management reports and company policies, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our audit committee’s and compensation committee’s review of financial and other risks, we keep our board of directors apprised of material risks and provide our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us and how our management addresses those risks. Mr. Beauchamp, as our Chief Executive Officer, works with our independent directors and with management when material risks are identified by the board of directors or management to address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors would conduct an assessment by themselves.

Executive Sessions and Lead Independent Director

Non-management directors generally meet in executive session each time the board of directors holds a regularly scheduled meeting. The board’s policy is to hold executive sessions without the presence of management as a part of all regular board meetings, and, in any event, at least twice during each calendar year.  The Company’s Corporate Governance Guidelines provide that a non-management independent director shall be chosen to preside at each executive session.

 The board of directors has elected a non-management director to serve in a lead capacity (“Lead Independent Director”) to coordinate the activities of the other non-management directors, and to perform any other duties and responsibilities that the board of directors may determine. While the board annually elects a Lead Independent Director, it is generally expected that he or she will serve for more than one year. Our current Lead Independent Director is Ronald V. Waters III.

The role of the Lead Independent Director includes:

•                  presiding at non-management executive sessions, with the authority to call meetings of the independent directors;

•	presiding at executive sessions;

•                  functioning as principal liaison on board-wide issues between the independent directors and the Chairman; and

•                  if requested by shareholders, ensuring that he/she is available, when appropriate, for consultation and direct communication.

Meetings of the Board of Directors and Committees

The board of directors held four meetings during the fiscal year ended June 30, 2017.  The board of directors has three standing committees:  an audit committee, a compensation committee and a nominating and corporate governance committee.  During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the board and all of the committees of the board on which such director served during that period.

The following table sets forth the standing committees of the board of directors, the members of each committee and the Lead Independent Director as of the date that this Proxy Statement was first made available to our stockholders:

Name of Director	Audit	Compensation	Nominating and Corporate Governance	Lead Independent Director
Steven R. Beauchamp
Ellen Carnahan	X		X
Jeffrey T. Diehl	X		Chair
Mark H. Mishler	X	Chair	X
Andres D. Reiner		X	X
Steven I. Sarowitz
Ronald V. Waters III	Chair	X		X

Audit Committee

The members of the audit committee are Messrs. Diehl, Mishler and Waters and Ms. Carnahan, each of whom is a non-employee member of our board of directors.  Mr. Waters serves as the chair of the audit committee. Our board of directors determined that each of Messrs. Diehl, Mishler and Waters and Ms. Carnahan is independent for purposes of the Nasdaq Listing Rules and SEC rules and regulations as they apply to audit committee members.  Our board of directors has determined that each of Messrs. Diehl, Mishler and Waters and Ms. Carnahan meet the requirements for financial literacy and sophistication, and that Mr. Waters qualifies as an “audit committee financial expert,” under the applicable requirements of the Nasdaq Listing Rules and SEC rules and regulations. The composition of our audit committee complies with all applicable requirements in the Nasdaq Listing Rules and SEC rules and regulations.

The functions of the audit committee include:

•selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•ensuring the independence of the independent registered public accounting firm;

•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•establishing procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•considering the adequacy of our internal controls;

•reviewing material related party transactions or those that require disclosure; and

•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The audit committee held five meetings during the fiscal year ended June 30, 2017.  Additional information regarding the audit committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

The members of the compensation committee are Messrs. Mishler, Reiner and Waters, each of whom is a non-employee member of our board of directors.  Mr. Mishler serves as the chairperson of the compensation committee.  Our board of directors has determined that each member of the compensation committee is independent for purposes of the Nasdaq Listing Rules, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code, as amended.

The functions of the compensation committee include:

•reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•reviewing and recommending to our board of directors the compensation of our directors;

•reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;

•administering our stock and equity incentive plans;

•reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•reviewing our overall compensation philosophy.

The compensation committee and board of directors believe that attracting, retaining and motivating our employees, and particularly the company’s senior management team and key operating personnel, are essential to Paylocity’s performance and enhancing shareholder value. The compensation committee will continue to administer and develop our compensation programs in a manner designed to achieve these objectives.

The compensation committee’s specific responsibilities are set forth in its charter, which the compensation committee reviews at least annually. The compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and recommends the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our equity compensation plans.

In April 2014, the compensation committee selected Compensia, Inc. (“Compensia”) to provide independent compensation consulting support. Compensia has provided market information on compensation trends and practices and makes compensation recommendations based on competitive data of a peer group of companies. Compensia is also available to perform special projects at the compensation committee’s request.  Compensia provides analyses and recommendations that inform the compensation committee’s decisions, but does not decide or approve any compensation actions. As needed, the compensation committee also consults with Compensia on other compensation-related matters, which for fiscal 2017 included a review of total cash and all stock-based compensation for Paylocity’s executives and board of directors. Compensia also provided guidance on executive and board of director stock ownership guidelines. The engagement of any compensation consultant rests exclusively with the compensation committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses.

The compensation committee has assessed the independence of Compensia and concluded that no conflicts of interest exist that would prevent Compensia from providing independent and objective advice to the compensation committee.

The compensation committee held five meetings during the fiscal year ended June 30, 2017.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Messrs. Diehl, Mishler and Reiner and Ms. Carnahan.  Mr. Diehl serves as the chairperson of the nominating and corporate governance committee.  Our board of directors determined that each member of our nominating and corporate governance committee is independent for purposes of the Nasdaq Listing Rules and under applicable SEC rules and regulations.  The functions of the nominating and corporate governance committee include:

•identifying and recommending candidates for membership on our board of directors;

•reviewing and recommending our corporate governance guidelines and policies;

•reviewing proposed waivers of the code of conduct for directors and executive officers;

•overseeing the process of evaluating the performance of our board of directors; and

•assisting our board of directors on corporate governance matters.

The nominating and corporate governance committee held four meetings during the fiscal year ended June 30, 2017.

Director Nominations

Our nominating and corporate governance committee is responsible for, among other things, assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders.  The nominating and corporate governance committee’s goal is to assemble a board that brings to our company a diversity of experience in areas that are relevant to our business and that complies with the Nasdaq Listing Rules and applicable SEC rules and regulations.  While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee generally considers the diversity of nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors.  When considering nominees for election as directors, the nominating and corporate governance committee reviews the needs of the board for various skills, background, experience and expected contributions and the qualification standards established from time to time by the nominating and corporate governance committee.  The nominating and corporate governance committee believes that directors must also have an inquisitive and objective outlook and mature judgment.  Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board and committee responsibilities.  Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board and applicable committee meetings.

Other than the foregoing and the applicable rules regarding director qualification, there are no stated minimum criteria for director nominees.  Under the Nasdaq Listing Rules, at least a majority of the members of the board must meet the definition of “independence” and at least one director must be a “financial expert” under the Exchange Act and the Nasdaq Listing Rules and applicable SEC rules and regulations. The nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of the board of directors.

The nominating and corporate governance committee evaluates annually the current members of the board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The nominating and corporate governance committee will assess regularly the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

Candidates for director nominations come to our attention from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the nominating and corporate governance committee at any point during the year. Such candidates are to be evaluated against the criteria set forth above. If the nominating and corporate governance committee believes at any time that it is desirable that the board consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the nominating and corporate governance committee believes it is appropriate, a third-party search firm to assist in identifying qualified candidates.

Our bylaws permit stockholders to nominate directors for consideration at an annual meeting.  The nominating and corporate governance committee will consider director candidates validly recommended by stockholders. For more information regarding the requirements for stockholders to validly submit a nomination for director, see “Stockholder Proposals or Nominations to Be Presented at Next Annual Meeting” elsewhere in this Proxy Statement.

Compensation of Directors

In September 2014, we implemented a director compensation package, pursuant to which our directors are eligible to receive equity awards and cash retainers as compensation for service on our board of directors and committees of our board of directors. Under our director compensation package, our directors are entitled to receive a $30,000 annual retainer fee. The audit committee chairperson receives an annual fee of $20,000, and members of the audit committee receive an annual fee of $10,000. The compensation committee chairperson receives an annual fee of $15,000, and members of the compensation committee receive an annual fee of $7,500. The nominating and corporate governance committee chairperson receives an annual fee of $10,000, and the members of the nominating and corporate governance committee receive an annual fee of $5,000. In August 2016, our board of directors also approved an annual fee of $16,500 for the Lead Independent Director.

We also grant members of our board of directors stock awards in addition to the cash compensation described above. In August 2016 and August 2017, the compensation committee of our board of directors approved a restricted stock unit grant entitling each director to receive that number of shares of our common stock equal to $165,000 divided by the then 30 trading day average closing price of our common stock. These grants vest 25% quarterly, such that the grant vests in full on the first anniversary of the grant, provided that the director continues to serve as a director through such vesting date. In August 2017, our board of directors affirmed that the director’s cash and equity compensation package for fiscal 2018 would remain unchanged from the compensation package for fiscal 2017.

The following table sets forth information concerning the compensation earned during the last fiscal year by each director who received such compensation.  Our Chief Executive Officer did not receive additional compensation for his service as a director and, consequently, no additional compensation is included in the table.

The compensation received by our Chief Executive Officer as an employee is presented under “Compensation of Named Executive Officers—Summary Compensation Table.”

Name		Fees Earned or Paid in Cash ($)			Stock Awards ($)(1)			Total ($)
Steven R. Beauchamp	$	−		$	−		$	−
Ellen Carnahan		$19,356	(2)		$101,471	(8)		$120,827
Jeffrey T. Diehl		$50,000	(3)		$167,378	(9)		$217,378
Mark H. Mishler		$60,000	(4)		$167,378	(9)		$227,378
Andres D. Reiner		$42,500	(5)		$167,378	(9)		$209,878
Steven I. Sarowitz		$30,000	(6)		$167,378	(9)		$197,378
Ronald V. Waters III		$74,000	(7)		$167,378	(9)		$241,378

(1)

Amounts represent the aggregate grant date fair value of restricted stock units granted during the year computed in accordance with ASC Topic 718. Assumptions used in calculating the amounts reported in this column are set forth in Note 13  “Benefit Plans” of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017. Note that the amounts reported in this column reflect the accounting cost for these awards, and do not correspond to the actual economic value that our directors may receive from the awards.

(2)

Consists of $30,000 annual retainer fee for service on the board of directors, prorated for the number of days served as director during fiscal 2017. Ms. Carnahan was appointed to the audit committee and nominating and corporate governance committee on October 19, 2017.

(3)                                 Consists of $30,000 annual retainer fee for service on the board of directors, $10,000 annual fee for service on the audit committee and $10,000 annual fee for service as the chairman of the nominating and corporate governance committee.

(4)                                 Consists of $30,000 annual retainer fee for service on the board of directors, $10,000 annual fee for service on the audit committee, $15,000 annual fee for services as the chairman of the compensation committee and $5,000 annual fee for service on the nominating and corporate governance committee.

(5)                                 Consists of $30,000 annual retainer fee for service on the board of directors, $7,500 annual fee for services on the compensation committee and $5,000 annual fee for service on the nominating and corporate governance committee.

(6)	Consists of $30,000 annual retainer fee for service on the board of directors.

(7)                                 Consists of $30,000 annual retainer fee for service on the board of directors, $16,500 annual fee for service as Lead Independent Director, $20,000 annual fee for service as the chairman of audit committee and $7,500 annual fee for services on the compensation committee.

(8)                                 Consists of 2,915 restricted stock units, of which 729 restricted stock units had not yet vested as of June 30, 2017. The unvested restricted stock units vested on August 16, 2017.

(9)                                 Consists of 3,690 restricted stock units, of which 923 restricted stock units had not yet vested as of June 30, 2017. The unvested restricted stock units vested on August 16, 2017.

Communications with Directors

Stockholders and other interested parties may communicate with the board of directors by mail addressed as follows:

Board of Directors of Paylocity Holding Corporation

c/o Corporate Secretary

3850 N. Wilke Road

Arlington Heights, Illinois 60004

Please indicate on the envelope that the correspondence contains a stockholder communication. All directors have access to this correspondence. In accordance with instructions from the board, the Corporate Secretary logs and reviews all correspondence and transmits such communications to the full board or individual directors, as appropriate. Certain communications, such as business solicitations, job inquiries, junk mail, patently offensive material or communications that present security concerns may not be transmitted, as determined by the Corporate Secretary.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by our board of directors taking into account the directors’ schedules.  All directors are encouraged to attend our annual meeting of stockholders. The board of directors, however, does not have a policy requiring director attendance at our annual meetings of stockholders. Three of the directors attended our Annual Meeting of Stockholders in fiscal 2017.

Committee Charters and Other Corporate Governance Materials

We have adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and directors. The Code is available on the investor relations section of our website at http://investors.paylocity.com.  A printed copy of the Code may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, Paylocity Holding Corporation, 3850 N. Wilke Road, Arlington Heights, Illinois 60004. Any substantive amendment to or waiver of any provision of the Code may be made only by the board of directors and will be disclosed on our website as well as via any other means then required by Nasdaq Listing Rules or applicable law.

Our board of directors has also adopted a written charter for each of the audit committee, the compensation committee and the nominating and corporate governance committee.  Each charter is available on the investor relations section of our website at http://investors.paylocity.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines (the “Guidelines”) that address the composition of the board, criteria for board membership and other board governance matters. These Guidelines are available on the investor relations section of our website at http://investors.paylocity.com. A printed copy of the Guidelines may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, Paylocity Holding Corporation, 3850 N. Wilke Road, Arlington Heights, Illinois 60004.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are or have been an officer or employee of Paylocity.  During the fiscal year ended June 30, 2017, none of our company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our compensation committee or board of directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm to audit the consolidated financial statements of Paylocity Holding Corporation for the fiscal year ending June 30, 2018.  KPMG has served as our auditor since May 2013.  A representative of KPMG is expected to be present at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.

The following table sets forth the aggregate fees billed by KPMG for the fiscal years ended June 30, 2017 and 2016:

	Fiscal 2017	Fiscal 2016
Audit fees (1)	$1,068,395	$1,213,971
Audit-related fees (2)	$-	$-
Tax fees (3)	$37,228	$63,735
All other fees (4)	$19,017	$27,036
Total fees	$1,124,640	$1,304,742

(1)          Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, consultations concerning financial reporting in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered securities offerings.

(2)          Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)          Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

(4)          All other fees consist of fees for services other than the services reported above. For fiscal 2017, these fees include amounts billed for consulting services related to new accounting standards.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm

The audit committee has determined that all services performed by KPMG are compatible with maintaining the independence of KPMG.  The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services. Unless the specific service has been pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter at the annual meeting is required for approval of this proposal.  Abstentions will have the effect of a vote “against” the ratification of KPMG LLP as our independent registered public accountants. Your bank or broker will have discretion to vote any uninstructed shares on this proposal.  If the stockholders do not approve the ratification of KPMG as our independent registered public accounting firm, the audit committee will reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2018.  PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

REPORT OF THE AUDIT COMMITTEE

During fiscal 2017, the audit committee consisted of three directors.  Messrs. Diehl, Mishler and Waters are each, in the judgment of the board of directors, an independent director.  The audit committee acts pursuant to a written charter that has been adopted by the board of directors.  A copy of the charter is available on the investor relations section of Paylocity’s website at http://investors.paylocity.com.

The audit committee oversees Paylocity’s financial reporting process on behalf of the board of directors. The audit committee is responsible for retaining Paylocity’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services.  The audit committee’s specific responsibilities are set forth in its charter.  The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to insure compliance with applicable laws and regulations.  Paylocity’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the company’s audited financial statements.  The audit committee has also discussed with KPMG LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, as such standard may be further modified, supplemented or amended from time to time (or such successor standard that may be promulgated).  In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of Paylocity’s financial reporting.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Rules established by the Securities and Exchange Commission mandate that the lead partner of the independent registered public accounting firm be rotated every five years. The process for the selection of the new lead audit partner will include a meeting among the audit committee, management and the candidates recommended by KPMG LLP for the role in order to consider the candidates’ relevant industry and professional experience.

Based on the review and discussions referred to above, the audit committee recommended to Paylocity’s board of directors that the company’s audited financial statements be included in Paylocity’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

AUDIT COMMITTEE*

Ronald V. Waters III, Chair
Jeffrey T. Diehl
Mark H. Mishler *at the times that the matters covered by this report were determined

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of Paylocity under the Securities Act of 1933, as Amended (the “Securities Act”) or the Exchange Act, except to the extent that Paylocity specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of October 24, 2017.

Name	Age	Position
Steven R. Beauchamp	45	Chief Executive Officer and Director
Toby J. Williams	44	Chief Financial Officer
Michael R. Haske	45	President and Chief Operating Officer
Edward W. Gaty	44	Senior Vice President of Product and Technology
Mark S. Kinsey	47	Senior Vice President of Operations

Mr. Beauchamp’s biography can be found on page 6 of this Proxy Statement with the biographies of the other members of the board of directors.  Biographies for our other executive officers, including our other named executive officers, are below.

Toby J. Williams is our Chief Financial Officer. Prior to joining Paylocity in September 2017, Mr. Williams held several positions at Ellucian, Inc., most recently as Chief Product and Strategy Officer. Prior to joining Ellucian, Inc. in February 2011, Mr. Williams served as the Director, Corporate Development at Paychex, Inc. He also previously worked as a senior associate in the investment banking division of Citigroup Global Markets Inc. and as an associate in private law practice. Mr. Williams earned his B.A. of Business Administration and Political Science from Houghton College and both an M.B.A. and J.D. from The Ohio State University.

Michael R. Haske served as our Senior Vice President of Sales & Marketing before being promoted to President and Chief Operating Officer in August 2017. Prior to joining Paylocity in 2007, Mr. Haske held several roles at Paychex, Inc., including Director of Marketing and Business Development and Regional Manager. Prior to joining Paychex, Inc., Mr. Haske held multiple roles with Automatic Data Processing, Inc., including Sales Manager & Corporate Sales Trainer. Mr. Haske earned his B.A. degree in Marketing and Finance from the University of Michigan. He also earned an M.B.A. in Marketing from Cardean/Ellis NYIT.

Edward W. Gaty is our Senior Vice President of Product and Technology. Prior to joining Paylocity in July 2013, Mr. Gaty held several positions at Hewitt Associates and Aon Hewitt, a human resources consulting firm, from 1995 to 2013, including Chief Information Officer, Benefits Administration and Chief Technology Officer, Benefits Administration. Mr. Gaty holds a B.A. in Economics & Business Administration from Kalamazoo College and an M.S. in Information Technology from Northwestern University.

Mark S. Kinsey is our Senior Vice President of Operations. Prior to joining Paylocity in May 2015, Mr. Kinsey served as President of Online Data Collection at Ipsos from 2012 to 2015. Prior to joining Ipsos, Kinsey held several positions at The Nielsen Company from 2002 to 2012, including Head of North America Consumer Operations and Global Product Leader of consumer household panel services. Before joining The Nielsen Company, Kinsey was a consultant in the general practice with AT Kearney, a management consulting firm. He holds a B.S. in Finance from Ball State University and an M.B.A. from Indiana University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the philosophy underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned in fiscal 2017 by the following named executive officers and places in perspective the data presented in the tables and narrative that follow:

•	Steven R. Beauchamp, our Chief Executive Officer (“CEO”);
•	Peter J. McGrail, our former Chief Financial Officer (“CFO”);
•	Michael R. Haske, our President and Chief Operating Officer (“COO”);
•	Edward W. Gaty, our Senior Vice President of Product and Technology; and
•	Mark S. Kinsey, our Senior Vice President of Operations.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “named executive officers.” We refer to our compensation committee in this Compensation Discussion and Analysis and the related compensation tables as the “Committee.” The members of the Committee in fiscal 2017 were Mark H. Mishler, Andres D. Reiner and Ronald V. Waters III.

Fiscal 2017 Financial and Business Highlights

In fiscal 2017, we continued to execute our strategy of growing our client base, expanding our product offerings, increasing average revenue per client, extending technological leadership and further developing our referral network. Our named executive officers and other members of our executive management team led the organization to achieve certain operational and financial milestones that position us for continued short- and long-term success, including the following achievements:

•	30% year-over-year revenue growth;
•	16% increase in total clients;
•	13% increase in average recurring revenue per client; and
•	25% new business revenue from broker referrals.

Fiscal 2017 Executive Compensation Highlights

The following key compensation actions were taken with respect to the named executive officers for fiscal 2017:

•

Base Salaries: We adjusted the base salaries of certain of our named executive officers in order to appropriately compensate them given the level of expected performance and the competitive market. We did not adjust the base salary of our Chief Executive Officer in fiscal 2017.

•

Annual Cash Bonuses: We paid annual cash bonuses to our named executive officers in order to encourage them to focus on the achievement of key short-term business objectives and reflect their achievement of the corporate performance objectives under our annual cash bonus incentive plan.

•

Long-Term Equity Incentive Compensation: We granted restricted stock unit awards for shares of our common stock to our named executive officers with both time-based and performance-based vesting in order to reward increases in stockholder value and achievement of corporate objectives.

•

No Excise Tax Gross-Ups. We do not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code.

Compensation Philosophy and Objectives

The total compensation program for our named executive officers is designed to attract, retain and reward individuals by motivating them to contribute to the growth and profitability of the Company. We seek to achieve these objectives by providing compensation that is competitive with the practices of other peer group technology companies and linking rewards to Company and individual performance by providing incentives intended to motivate our named executive officers to increase long-term stockholder value in alignment with stockholders’ interests.

The Role of the Committee and its Consultants and Advisors

The Committee’s primary duties are to regularly meet, review and advise our board of directors on the Company’s overall compensation philosophy, policies and plans, including a review of both regional and industry compensation practices and trends. The Committee is responsible for taking action with respect to compensation that will attract and retain the highest quality executives that will clearly articulate the relationship of corporate performance to executive compensation and that will reward executives for the Company’s progress. For a more complete description of the duties and responsibilities of the Committee, see the charter for the Committee posted on our website at: http://investors.paylocity.com/corporate-governance.cfm.

The Committee has engaged Compensia, an outside independent executive compensation consultant, to assist the Committee with executive compensation matters by providing market research and advisory support for base salary, bonus and equity compensation matters and to assist the Committee with assessing the Company’s peer group. Compensia annually develops a peer group study and an executive compensation review that is specific to the Company. Compensia does not provide other services to the Company. The Committee also uses the services of the Company’s human resources department and the Company’s outside counsel in making compensation-related decisions involving our named executive officers.

 Role of Named Executive Officers in Compensation Decisions

The compensation of all of our named executive officers is determined by the Committee. Our CEO and CFO typically provide an agenda and recommendations to the Committee. Our CEO attends the Committee meetings and discusses with the Committee the compensation and performance of all executive officers, other than himself. Our CEO bases his recommendations in part upon his review of the performance of our executive officers. The Committee may exercise its discretion in modifying any recommended compensation adjustments or awards to such named executive officers.

Components of Executive Compensation

Our equity compensation program is structured to align the long-term pay of our named executive officers with shareholder interests. We believe that equity awards are a significant compensation-related motivator in attracting and retaining executive-level employees, and our executive compensation program aims to appropriately balance the goals of motivating and rewarding our executive officers, thereby promoting stability in our leadership.

To promote alignment of our executive officers’ interests with those of our stockholders and to focus our executives on achievement of certain annual performance-based metrics that the Committee considers critical to the Company’s future success, we also have an annual cash bonus program that varies above or below target levels commensurate with our performance. In addition, we have executive employment agreements with each of our named executive officers in order to secure their positions with the Company and to increase the executives’ focus with the Company notwithstanding the high demand for services that may exist within the executives’ locality and the Company’s competitors in the technology sector.

We offer our named executive officers compensation in the following forms:

•	Base salaries to reward individual contributions and compensate for their day-to-day responsibilities;
•	Variable compensation in the form of performance-based bonuses that are directed to drive targeted corporate business goals and individual annual objectives; and

•

Equity compensation in the form of stock options and restricted stock units, which include both time-based and performance-based vesting terms, in order to foster focus by our named executive officers on long-term objectives.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Therefore, we generally do not provide perquisites or other personal benefits to our executive officers except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During fiscal 2017, other than the car allowance provided to Mr. Haske, none of the named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual. In addition, we do not provide our named executive officers retirement plan benefits or health and welfare plan benefits that deviate from what is generally offered to employees of the Company.

We view these components of compensation as related, but the Committee does not review total compensation for the named executive officers in making a decision with regard to a component of compensation because the Committee does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The Committee instead believes that each component of compensation is intended to reward different goals, as well as skills, responsibilities and duties of the executive. As a result, the appropriate level for each compensation component is based in part, but not exclusively, on survey data and our recruiting and retention goals, our view of internal equity and consistency and other considerations we deem relevant, such as rewarding extraordinary performance, for such component of compensation.

The Committee performs an annual strategic review of compensation for our named executive officers and the Company’s peer group to determine whether we provide adequate incentives and motivation to our named executive officers. To this end, the Committee reviews survey data and compensation data of peer companies annually when it reviews named executive officer compensation.

For fiscal 2017, the Committee, based on an analysis put together by Compensia, developed the Company’s peer group for purposes of advising the Committee on its assessment of base salary, equity compensation and variable cash bonus opportunities for our named executive officers. After comments from Company management, the Committee reviewed the peer group assessment criteria, including peer group company location, industry, direct peers, revenue, revenue ranges, market capitalization, increases in market capitalization and revenue growth rate. None of the criteria are fixed and the Committee retains the discretion to determine the Company’s peer group for compensation purposes. For fiscal 2017, our peer group as determined by the Committee consisted of the following:

Benefitfocus	LogMein
Callidus Software	Marketo
Cornerstone OnDemand	Paycom Software
Cvent	Proofpoint
Demandware	PROS Holdings
Ellie Mae	Q2 Holdings
Guidewire Software	SPS Commerce
Imperva	Ultimate Software Group
WageWorks

Notwithstanding the use of a peer group analysis to assess named executive officer compensation, the Committee does not benchmark individual components of compensation or the total compensation paid to our named executive officers. The Committee also does not consider realized or realizable pay in making compensation decisions. The Committee makes decisions on named executive officer compensation for each component thereof based on a variety of factors including market data, surveys, prior performance and, as described above under “The Role of the Committee and its Consultants and Advisors,” assistance from the Committee’s advisors and consultants.

Base Compensation

The Committee reviews and reassesses the base salaries of our named executive officers following the completion of each fiscal year. In determining base salaries for our named executive officers for fiscal 2017, the Committee reviewed our peer group and considered advisory data provided by Compensia, as well as the tenure, performance and contribution in the prior fiscal year. Following this analysis, the Committee determined that adjustments were necessary in some cases to maintain the competitiveness of our executive officers’ base salaries and to foster retention, and for each of our named executive officers other than Mr. Beauchamp, base salaries were increased in fiscal 2017. We do not choose to consider other elements of pay in setting base salaries for our named executive officers because of our philosophy that base salary should be measured by market practices and individual performance. Our Committee may periodically conduct a review of our executive officers’ base salaries and determine adjustments as warranted, if any.

In fiscal years 2017 and 2016, the base compensation for our named executive officers was as follows:

Named Executive Officer	Fiscal 2017 Base Salary ($)	Fiscal 2016 Base Salary ($)
Steven R. Beauchamp	$475,000	$475,000
Peter J. McGrail	$360,000	$325,000
Michael R. Haske	$380,000	$350,000
Edward W. Gaty	$290,000	$270,000
Mark S. Kinsey	$265,000	$250,000

Variable Compensation under Our Annual Bonus Plan

We maintain a variable compensation plan in the form of an annual cash bonus plan to reward the performance of our named executive officers in achieving our corporate goals and to primarily align this element of pay for our named executive officers with corporate performance. Based on the Committee’s review of survey data from peer group analysis, the target bonus opportunity under our annual cash bonus plan for each of our named executive officers was maintained at competitive levels.

In early fiscal 2017, our Committee determined that corporate performance measures for fiscal 2016 had been achieved, including total revenue and adjusted EBITDA at 150% of target for fiscal 2016. Accordingly, the Committee determined that our named executive officers had earned and would be paid the following cash bonuses under our annual cash bonus plan for fiscal 2016, which were paid in fiscal 2017:

Named Executive Officer	Fiscal 2016 Target Cash Bonus Opportunity (as a percentage of Base Salary)	Fiscal 2016 Target Cash Bonus Opportunity	Fiscal 2016 Bonus Payment (paid in Fiscal 2017)
Steven R. Beauchamp	80%	$380,000	$570,000
Peter J. McGrail	70%	$227,500	$341,250
Michael R. Haske	60%	$210,000	$315,000
Edward W. Gaty	50%	$135,000	$182,250
Mark S. Kinsey	50%	$125,000	$171,875

For fiscal 2017, our Committee established corporate performance goals of total revenue and adjusted EBITDA and, except with respect to Messrs. Beauchamp and McGrail, individual role-specific measures and criteria to assess the cash bonus opportunity for each named executive officer.

Named Executive Officer	Percentage of Bonus Tied to Total Revenue	Percentage of Bonus Tied to Adjusted EBITDA	Percentage of Bonus Tied to Role Specific Criteria
Steven R. Beauchamp	60%	40%	—
Peter J. McGrail	60%	40%	—
Michael R. Haske	50%	15%	35%
Edward W. Gaty	50%	25%	25%
Mark S. Kinsey	40%	35%	25%

We focused on these factors in our annual cash bonus plan for fiscal 2017 because they are important indicators of our ability to monetize our products and services. The corporate performance measures were given different weighting based on each individual’s role with the Company and the individual’s ability to drive the specific goal that was targeted. At the time the corporate performance measures were set, the Committee believed that these corporate performance measures provided a more accurate gauge of our success and that the achievement of the corporate performance measures at the target levels would require extraordinary efforts, excellent leadership, effective leveraging of our competencies and a focus on driving results. In early fiscal 2018, our Committee determined that corporate performance measures for fiscal 2017 had been achieved, including total revenue and adjusted EBITDA at 90% of target for fiscal 2017. Accordingly, the Committee determined that our named executive officers had earned and would be paid the following cash bonuses under our annual cash bonus plan for fiscal 2017, which were paid in fiscal 2018:

Named Executive Officer	Fiscal 2017 Target Cash Bonus Opportunity (as a percentage of Base Salary)	Fiscal 2017 Target Cash Bonus Opportunity	Fiscal 2017 Bonus Payment (paid in Fiscal 2018)
Steven R. Beauchamp	100%	$475,000	$427,500
Peter J. McGrail	70%	$252,000	$226,800
Michael R. Haske	70%	$266,000	$172,900
Edward W. Gaty	50%	$145,000	$137,750
Mark S. Kinsey	50%	$132,500	$129,188

Equity Compensation

Currently, the equity compensation issued to each of our named executive officers consists primarily of restricted stock unit (“RSU”) awards. The amount and type of equity awards granted to our named executive officers reflects the Committee’s desire to remain competitive with the Company’s peer group while taking into consideration overall retention goals and achievement of corporate executives. For fiscal 2017, we remained competitive for positioning the equity awards granted to our named executive officers due to recent corporate performance and a strong desire to retain our named executive officers during an upcoming period that we feel will be critical to the Company’s growth and our long-term strategic planning. Accordingly, certain equity awards granted to our named executive officers in fiscal 2017 include retention attributes that are weighted to fiscal 2018.

Because RSUs representing the right to receive shares of our common stock upon settlement have value even in the absence of stock price appreciation, the Committee believes we are able to incent and retain our named executive officers using fewer shares of our common stock, thereby reducing the dilutive impact of our long-term equity awards and allowing us to use our equity compensation resources more efficiently. Since their value increases with any increase in the value of the underlying shares, RSUs serve as an incentive which aligns with the long-term interests of our executive officers and stockholders. In addition, the multi-year vesting requirement serves our retention objectives since our executive officers must remain continuously employed by us through the applicable vesting dates to fully earn these awards. In fiscal 2017, the Committee did not grant any stock options to our named executive officers.

In fiscal 2017, we granted the following RSU awards to our named executive officers as an effective retention tool that rewards continued service with us:

Named Executive Officer	Number of Shares Subject to RSU Award
Steven R. Beauchamp	76,500	*
	39,000	**
Peter J. McGrail	41,600	***
	21,000	****
Michael R. Haske	34,000	*
	16,500	**
Edward W. Gaty	20,500	*
	10,200	**
Mark S. Kinsey	17,000	*
	9,000	**

* Vests 25% per year following the date of grant subject to continued service through each applicable vesting date.

** Vests based on the Company’s achievement of certain revenue metrics through fiscal 2018.

*** Vested on August 3, 2017, based on modified grant terms approved by the compensation committee on June 6, 2017. For additional information regarding modified grant terms, please see the discussion under “Compensation of Named Executive Officers—Potential Payments Upon Termination or Change in Control.”

**** Vests based on the Company’s achievement of certain revenue metrics through fiscal 2018 for pro rata portion of the award based on the number of days Mr. McGrail was employed over the vesting period. For additional information regarding modified grant terms, please see the discussion under “Compensation of Named Executive Officers—Potential Payments Upon Termination or Change in Control.”

Severance and Change of Control Payments

In connection with the hiring of certain named executive officers, we have provided, often through the process of negotiation, for certain severance and change of control benefits in the event of termination of employment under specified circumstances in their employment agreement.  For quantification of any additional information regarding the severance and change of control benefits, please see the discussion under “Compensation of Named Executive Officers—Potential Payments Upon Termination or Change in Control.”

Retirement, Welfare and Other Benefits

We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Our named executive officers are eligible to participate in our 401(k) plan. Under our 401(k) plan, employees may elect to reduce their current compensation by up to the statutory limit, $18,000 in 2016 and 2017, and have us contribute the amount of this reduction to the 401(k) plan. During fiscal 2017, we matched up to 50% of employee contributions, but not exceeding 8% of eligible pay. Our contributions for the year ended June 30, 2017 were $3,667,000. We intend for the 401(k) plan to qualify under Section 401(a) of the Internal Revenue Code (“Code”) so that contributions by employees or by us to the 401(k) plan and income earned on plan contributions should not be taxable to employees until distributed from the 401(k) plan.

In addition, we provide welfare benefits to our named executive officers on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

We believe that our employee benefits programs are affordable and competitive in relation to the market based on our understanding of the markets in which we compete for talent. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Other than Mr. Haske’s car allowance, we do not provide additional perquisites to our executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as when we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, or for recruitment, motivation, security or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to required approval and review by the Committee.

Other Compensation Policies

Stock Ownership or Holding Guidelines

On August 12, 2016, we adopted stock ownership guidelines for our non-employee directors, chief executive officer and other named executive officers. Our non-employee directors, chief executive officer and other named executive officers are required to own shares of our common stock with a value equal to at least the following:

Non-Employee Directors	Four times annual cash retainer*
Chief Executive Officer	Four times base salary
Other Named Executive Officers	Two times base salary

* Annual cash retainer excludes any fees for serving as Lead Independent Director, chairing a committee or serving on a committee.

Each individual has five years from the later of the date of adoption of these guidelines or the date of appointment of the individual as a director or a named executive officer of our company to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our named executive officers and members of our board of directors with our stockholders. Under our stock ownership guidelines, only shares owned outright count toward the satisfaction of the ownership guidelines.

Compensation Recovery Policy

We have not adopted a separate executive compensation clawback policy. Our 2014 Equity Incentive Plan, however, provides that if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct of our CEO or CFO who knowingly or through gross negligence engaged in the misconduct, the CEO or CFO must reimburse the Company for any payment in settlement of an equity award received during the twelve-month period following the filing of the financial document and any profits realized from the sale of securities during such twelve-month period.

In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy to the extent required by law once the Securities and Exchange Commission adopts final regulations on the subject.

Policy on Hedging and Pledging

Our insider trading policy provides that no one subject to the policy may engage in short sales, puts, calls or other derivative transactions involving our securities. It further provides that no one subject to the policy may engage in hedging or monetization transactions involving our securities, pledge our securities as collateral for a loan, or hold our securities in a margin account.

Policy Regarding the Pricing and Timing of Equity Awards

While we have not yet adopted a formal policy regarding the timing of equity awards, including stock options and restricted stock units, it has been our practice as a public company, which we expect to continue, that equity award grants occur after the release of any earnings statement and that stock options have an exercise price not less than the fair value of the underlying stock on the date of grant.

All outstanding equity awards to our named executive officers have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at the closing price of our stock on the date of grant.

Risk Considerations

The Committee has assessed whether the compensation paid to our named executive officers encourages risk-taking behavior, and the Committee does not believe that the compensation programs for our named executive officers are likely to lead to taking on more risks than are appropriate from a sound business judgment perspective. The Committee’s approach to compensation beyond base salary focuses heavily on company-wide and long-term performance. For instance, for fiscal 2017, incentives underlying annual cash bonuses were primarily tied to Company performance measures. Since this metric has a Company-wide focus, the Committee does not believe that it generally incentivizes high-risk behavior by our named executive officers compared to annual bonuses based upon narrowly focused individual performance. Similarly, the Company’s equity awards may consist of stock options and restricted stock units. The performance of both compensation elements generally reflects the overall market performance of the Company’s stock over a long period of time. The Committee does not believe that this structure of equity awards incentivizes high-risk behavior. Our compensation schemes are designed to be in place over several years, and the Committee believes they are designed to reward sustained long-term profitable growth of the Company.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Code Section 162(m) generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million does not include “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a shareholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members qualify as independent non-employee directors and certain other conditions are satisfied. On the other hand, annual cash bonuses and restricted stock units will not be deductible (to the extent the dollar threshold is exceeded) unless paid on the basis of pre-established objective performance criteria, the satisfaction of which is certified after the end of the year and upon meeting certain other conditions. We expect that, where reasonably practicable, we may seek to qualify the variable compensation and restricted stock units paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. However, the Committee may, in its judgment, authorize compensation payments that may be in excess of the limits set forth in Code Section 162(m) and do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

With respect to stock option awards, gain recognized by employees from nonqualified options generally should be deductible by the Company. To the extent that an option constitutes an incentive stock option, however, gain recognized by the option holder will not be deductible by the Company if there is no disqualifying disposition by the option holder.

No Reimbursement for “Golden Parachute” Taxes

Code Sections 280G and 4999 provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceed certain prescribed limits and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed and are not otherwise obligated to provide any named executive officer with a reimbursement or “gross-up” payment for any tax liability that the executive might owe as a result of the application of Code Section 4999.

Accounting for Stock-Based Compensation

We account for equity compensation under the rules of FASB ASC 718, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Response to the 2017 Advisory Vote on Executive Compensation and Future Advisory Vote

At the 2017 annual meeting, the stockholders of the Company had the opportunity, pursuant to SEC regulations, to have an advisory vote to approve the compensation paid to the named executive officers. The results of the vote were as follows:

•	48,517,420 votes were “For” the compensation paid to our named executive officers;

•	292,164 votes were “Against” the compensation paid to our named executive officers; and

•	79,495 votes abstained.

Based on the above results, approximately 99.24% of votes cast at the 2017 annual meeting supported the compensation paid to our named executive officers. Our Committee considered these results in light of the Company’s corporate structure, and determined that no significant changes were required to the Company’s compensation program as a result of the vote.

In addition, although a majority of the votes of the Company’s stockholders were cast at the 2017 annual meeting in favor of holding a triennial, non-binding advisory vote on executive compensation, approximately 36% of the votes cast on the non-binding advisory “say on pay frequency” proposal were voted in favor of holding the non-binding advisory “say on pay” vote every one year. The board of directors of the Company reviewed and considered the results of the advisory vote as well as general market practices and determined that the Company will conduct future stockholder non-binding advisory votes regarding the compensation to be paid by the Company to its named executive officers every one year. This policy will remain in effect until the occurrence of the next advisory vote on the frequency of the say-on-pay vote or until the board of directors determines that a different frequency for such advisory vote is in the best interest of the Company’s stockholders.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the Committee recommended to our board of directors that the Compensation Disclosure and Analysis be included in this Proxy Statement.

Submitted by the compensation committee of the Board of Directors,

Mark H. Mishler, Chair
Andres D. Reiner
Ronald V. Waters III

The information contained in the foregoing report of Paylocity’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Paylocity under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Paylocity specifically incorporates it by reference.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents compensation information for the fiscal years ended June 30, 2017,  2016 and 2015 paid to, or earned by, our principal executive officer, principal financial officer and our three other most highly compensated executive officers as of June 30, 2017. We refer to these executive officers as our “named executive officers” in this Proxy Statement.  For the fiscal year ended June 30, 2017, our named executive officers were Steven R. Beauchamp, Peter J. McGrail, Michael R. Haske, Edward W. Gaty and Mark S. Kinsey. No disclosure is provided for persons for years in which the executive officer was not a named executive officer.

Name and Principal Position	Year	Salary	Stock-based Awards (1)	Bonus (2)	All Other Compensation (3)	Total
Steven R. Beauchamp	2017	$475,000	$4,667,850	$427,500	$28,647	$5,598,997
Chief Executive Officer	2016	$470,833	$4,530,280	$570,000	$27,136	$5,598,249
	2015	$445,905	$2,404,196	$425,250	$23,825	$3,299,176

Peter J. McGrail	2017	$354,167	$2,733,296	$226,800	$18,400	$3,332,663
Former Chief Financial Officer (4)	2016	$317,134	$2,526,760	$341,250	$27,260	$3,212,404
	2015	$267,904	$645,460	$187,518	$16,819	$1,117,701

Michael R. Haske	2017	$375,000	$2,049,300	$172,900	$30,084	$2,627,284
President and Chief Operating Officer (5)	2016	$345,000	$2,205,760	$315,000	$32,442	$2,898,202
	2015	$306,333	$540,160	$218,000	$26,254	$1,090,747

Edward W. Gaty	2017	$286,667	$1,243,242	$137,750	$19,251	$1,686,910
Senior Vice President of Product and Technology	2016	$266,125	$1,441,520	$182,250	$22,348	$1,912,243

Mark S. Kinsey	2017	$262,500	$1,047,420	$129,188	$22,234	$1,461,342
Senior Vice President of Operations	2016	$250,000	$317,520	$171,875	$21,876	$761,271

(1)

Amounts represent the aggregate grant date fair value of stock awards granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Assumptions used in calculating these stock awards in this column are set forth in Note 13  “Benefit Plans” of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017; provided however, that the stock awards for Mr. McGrail are based on the June 5, 2017 closing stock price. Note that the amounts reported in this column reflect the accounting cost for these awards, and do not correspond to the actual economic value that our named executive officers may receive from these awards.

(2)

Includes discretionary annual bonus payouts determined by our compensation committee. Our management team establishes an annual business plan for the Company, which is approved by the board of directors. At the end of our fiscal year, our compensation committee considers each named executive officer’s performance relative to the attainment of our business plan for the year and meets to discuss, develop and approve the bonus amounts payable to each named executive officer based on his performance.

(3)

Includes premiums paid for medical and dental insurance and Company matching contributions under the 401(k) plan. Additionally, for Mr. Haske, the amount shown includes an annual car allowance of $10,800 for fiscal 2017.

(4)	Mr. McGrail ceased serving as our Chief Financial Officer as of June 6, 2017 due to personal health reasons. He remained a non-executive employee of the Company through August 3, 2017.
(5)	Mr. Haske was promoted from Senior Vice President of Sales & Marketing to President and Chief Operating Officer in August 2017.

Potential Payments Upon Termination or Change in Control

 We have entered into employment agreements with each of Messrs. Beauchamp, McGrail, Haske, Gaty and Kinsey. The following is a summary of the employment agreements with our named executive officers, which include certain severance and change of control benefits.

Steven R. Beauchamp is party to an amended and restated employment agreement with us effective February 7, 2014, which has no specific term and constitutes at-will employment. Mr. Beauchamp’s annual base salary for fiscal 2017 was $475,000. Mr. Beauchamp is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement provides for an annual bonus, which was targeted at 100% of Mr. Beauchamp’s base salary for fiscal 2017. Payment of any bonus to Mr. Beauchamp is subject to approval by the Committee. In the event Mr. Beauchamp is terminated for any reason other than for cause (as such term is defined in the employment agreement), as a result of his death or his inability to perform the essential functions of his position with or without reasonable accommodation, we will be obligated to pay him 100% of his then current monthly base salary for 12 months; provided that Mr. Beauchamp timely executes and does not revoke a full general release of claims agreement in favor of the Company. In addition, in the event of a change in control (as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting will vest in full immediately prior to, and contingent upon, the change in control, subject to continuous employment with the Company through the date of the change in control.

Peter J. McGrail was party to an amended and restated employment agreement with us effective February 7, 2014, which had no specific term and constituted at-will employment. Mr. McGrail’s annual base salary for fiscal 2017 was $360,000. Mr. McGrail was also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement provided for an annual bonus, which was targeted at 70% of Mr. McGrail’s base salary for fiscal 2017. Payment of any bonus to Mr. McGrail was subject to approval by the Committee. In the event Mr. McGrail was terminated for any reason other than for cause (as such term is defined in the employment agreement), as a result of his death or his inability to perform the essential functions of his position with or without reasonable accommodation, we were obligated to pay him 100% of his then current monthly base salary for 12 months; provided that Mr. McGrail timely executed and did not revoke a full general release of claims agreement in favor of the Company. In addition, in the event of a change in control (as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting would vest in full immediately prior to, and contingent upon, the change in control, subject to continuous employment with the Company through the date of the change in control. On June 6, 2017, the Committee amended Mr. McGrail’s employment agreement so that upon his death or disability, all outstanding time-based equity awards would immediately vest and all outstanding performance-based restricted stock units would continue to vest with Mr. McGrail receiving a pro-rata portion of the performance awards based on the number of calendar days he was employed over the number of calendar days in each award’s performance period.

Michael R. Haske is party to an amended and restated employment agreement with us effective February 7, 2014, which has no specific term and constitutes at-will employment. Mr. Haske’s annual base salary for fiscal 2017 was $380,000. Mr. Haske is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement provides for an annual bonus, which was targeted at 70% of Mr. Haske’s base salary for fiscal 2017, and for a monthly bonus based on the prior month’s commissionable sales by all sales personnel. Payment of any bonus to Mr. Haske is subject to approval by the Committee.  In the event Mr. Haske is terminated for any reason other than for cause (as such term is defined in the employment agreement), as a result of his death or his inability to perform the essential functions of his position with or without reasonable accommodation, we will be obligated to pay him 100% of his then current monthly base salary for 12 months; provided that Mr. Haske timely executes and does not revoke a full general release of claims agreement in favor of the Company. In addition, in the event of a change in control (as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting will vest in full immediately prior to, and contingent upon, the change in control, subject to continuous employment with the Company through the date of the change in control.

Edward W. Gaty is party to an employment agreement with us effective August 8, 2016, which has no specific term and constitutes at-will employment. Mr. Gaty’s annual base salary for fiscal 2017 was $290,000. Mr. Gaty is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement provides for an annual bonus, which was targeted at 50% of Mr. Gaty’s base salary for fiscal

2017. Payment of any bonus to Mr. Gaty is subject to approval by the Committee. In the event Mr. Gaty is terminated for any reason other than for cause (as such term is defined in the employment agreement), as a result of his death or his inability to perform the essential functions of his position with or without reasonable accommodation, we will be obligated to pay him 100% of his then current monthly base salary for 12 months; provided that Mr. Gaty timely executes and does not revoke a full general release of claims agreement in favor of the Company. In addition, in the event of a change in control (as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting will vest in full immediately prior to, and contingent upon, the change in control, subject to continuous employment with the Company through the date of the change in control.

Mark S. Kinsey is party to an employment agreement with us effective May 1, 2015, which has no specific term and constitutes at-will employment. Mr. Kinsey’s annual base salary for fiscal 2017 was $265,000. Mr. Kinsey is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement provides for an annual bonus, which was targeted at 50% of Mr. Kinsey’s base salary for fiscal 2017. Payment of any bonus to Mr. Kinsey is subject to approval by the Committee. In the event Mr. Kinsey is terminated for any reason other than for cause (as such term is defined in the employment agreement), as a result of his death or his inability to perform the essential functions of his position with or without reasonable accommodation, we will be obligated to pay him 100% of his then current monthly base salary for 12 months; provided that Mr. Kinsey timely executes and does not revoke a full general release of claims agreement in favor of the Company. In addition, in the event of a change in control as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting will vest in full immediately prior to, and contingent upon, the change in control, subject to continuous employment with the Company through the date of the change in control.

Potential Payments Table

In addition, each of Messrs. Beauchamp, Haske, Gaty and Kinsey is subject to certain obligations relating to non-competition, non-solicitation, proprietary information and assignment of inventions. Pursuant to these obligations, each named executive officer has agreed not to solicit our employees or customers during employment and for a period of 12 months after the termination of employment, not to compete with us or assist any other person to compete with us during employment and for a period of 12 months after the termination of employment, and to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of employment.

The table below estimates the payments and benefits that each of our named executive officers would have received in the event his employment had been involuntarily terminated without death, disability or “cause” (as defined in each of their respective employment agreements and discussed in “Compensation of Named Executive Officers – Potential Payments upon Termination or Change in Control”), not in connection with a change in control as of June 30, 2017.

	Cash Payments		Equity Acceleration
Name	Salary ($)	Bonus ($)	Shares	Market Value of Accelerated Equity (net of exercise price, if any) ($)	Total ($)
Steven R. Beauchamp	$475,000	$-	-	$-	$475,000
Peter J. McGrail	$360,000	$-	-	$-	$360,000
Michael R. Haske	$380,000	$-	-	$-	$380,000
Edward W. Gaty	$290,000	$-	-	$-	$290,000
Mark S. Kinsey	$265,000	$-	-	$-	$265,000

The table below estimates the payments and benefits that each of our named executive officers would have received in the event his employment had been involuntarily terminated without death, disability or “cause,” immediately following a change in control, assuming the termination occurred on June 30, 2017. See “Compensation of Named Executive Officers – Potential Payments upon Termination or Change in Control” and each employee’s employment agreement for the definition of “cause.”

	Cash Payments		Equity Acceleration
Name	Salary ($)	Bonus ($)	Shares	Market Value of Accelerated Equity (net of exercise price, if any) ($) (1)	Total ($)
Steven R. Beauchamp	$475,000	$-	246,800	$8,416,284	$8,891,284
Peter J. McGrail	$360,000	$-	113,600	$4,005,508	$4,365,508
Michael R. Haske	$380,000	$-	97,250	$3,408,195	$3,788,195
Edward W. Gaty	$290,000	$-	105,834	$3,849,778	$4,139,778
Mark S. Kinsey	$265,000	$-	29,500	$1,332,810	$1,597,810

(1)

Based upon a closing price of $45.18 of our common stock on the NASDAQ stock exchange on June 30, 2017. The market value of stock option acceleration is calculated by multiplying (i) $45.18 less the applicable exercise price, by (ii) the number of shares of stock underlying accelerated stock options. The market value of RSU acceleration is calculated by multiplying (i) $45.18, by (ii) the number of shares of common stock underlying the accelerated RSUs.

Summary of Equity Plans

2008 Equity Incentive Plan

Our 2008 Equity Incentive Plan, as amended, was adopted by our board of directors and approved by our stockholders on May 13, 2008, and was most recently amended in June 2012. Our 2008 Equity Incentive Plan provided for the grant of incentive stock options, nonstatutory stock options, stock awards (both restricted and unrestricted) and restricted stock unit awards to our employees, directors, consultants and independent contractors. We no longer grant awards under our 2008 Equity Incentive Plan. Instead, we have granted equity awards under our 2014 Equity Incentive Plan after our initial public offering. However, our 2008 Equity Incentive Plan continues to govern the terms and conditions of all outstanding equity awards granted under the 2008 Equity Incentive Plan.

The standard form of option agreement under the 2008 Equity Incentive Plan provides that options will vest 25% on the first anniversary of the vesting commencement date, with the remainder vesting in equal annual installments over the vesting schedule, subject to continued service through each applicable vesting date. Under our 2008 Equity Incentive Plan, our board of directors has the authority to provide for accelerated vesting in connection with a change in control, as defined in the 2008 Equity Incentive Plan. In the event of a change in control, our board of directors may require the substitution of outstanding equity awards for similar rights in the acquiring entity. In the alternative, our board of directors may provide that all outstanding options be canceled in exchange for an amount per option share equal to the greater of (i) the highest per share price offered to the holders of our common stock in the change in control minus the exercise price per option share or (ii) the fair market value of a share of our common stock on the date of the change in control minus the exercise price per option share. In the case of outstanding shares of restricted stock or restricted stock units, our board of directors may provide that such shares or units be canceled in exchange for an amount per share or unit equal to the greater of (i) the highest per share price offered to the holders of our common stock in the change in control or (ii) the fair market value of a share of our common stock on the date of the change in control.

Our 2008 Equity Incentive Plan provides that our board of directors, or its designated committee, will equitably and proportionally adjust or substitute outstanding awards upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations. The standard form of option agreement under our 2008 Equity Incentive Plan provides that the participants will not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of our stock or any rights to acquire our stock for such period of time from and after the effective date of this registration statement as may be established by the underwriter of our initial public offering.

2014 Equity Incentive Plan

Our 2014 Equity Incentive Plan was approved by our board of directors and our stockholders in February 2014 and became effective immediately prior to the closing of our initial public offering in March 2014. The 2014 Equity Incentive Plan serves as the successor to the 2008 Equity Incentive Plan. It is intended to make available incentives that will assist us to attract, retain and motivate employees (including officers), consultants and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units and other cash-based or stock-based awards.

As of June 30, 2017, options to purchase 2,751,065 shares of our common stock and 1,455,440 restricted stock units were outstanding. In addition, a total of 8,226,403 shares of our common stock were authorized and reserved for future grant under the 2014 Equity Incentive Plan. This reserve will automatically increase on January 1, 2018 and each subsequent anniversary through 2024, by an amount equal to the lesser of the following:

•	4.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or
•	an amount determined by our board of directors.

Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2014 Equity Incentive Plan and in outstanding awards to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the 2014 Equity Incentive Plan. The shares available are not reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations; the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2014 Equity Incentive Plan.

The 2014 Equity Incentive Plan is generally administered by the Committee. Subject to the provisions of the 2014 Equity Incentive Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. The Committee has the authority to construe and interpret the terms of the 2014 Equity Incentive Plan and awards granted under it. The 2014 Equity Incentive Plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all judgments, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 2014 Equity Incentive Plan.

The 2014 Equity Incentive Plan authorizes the Committee, without further stockholder approval, to provide for the cancellation of stock options or stock appreciation rights with exercise prices in excess of the fair market value of the underlying shares of common stock in exchange for new options or other equity awards with exercise prices equal to the fair market value of the underlying common stock or a cash payment.

Awards may be granted under the 2014 Equity Incentive Plan to our employees (including named executive officers), directors or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards are evidenced by a written agreement between us and the holder of the award and may include any of the following:

•

Stock options.  We may grant nonstatutory stock options or incentive stock options (as described in Section 422 of the Internal Revenue Code), each of which gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to purchase a number of shares of our common stock at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our common stock on the date of grant.

•

Stock appreciation rights.  A stock appreciation right gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock or in cash, except that a stock appreciation right granted in tandem with a related option is payable only in stock.

•

Restricted stock.  The administrator may grant restricted stock awards either as a bonus or as a purchase right at such price as the administrator determines. Shares of restricted stock remain subject to forfeiture until vested based on such terms and conditions as the administrator specifies. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends may be subject to the same vesting conditions as the related shares.

•

Restricted stock units.  Restricted stock units represent rights to receive shares of our common stock (or their value in cash) at a future date without payment of a purchase price (unless required under applicable state corporate laws), subject to vesting or other conditions specified by the administrator. Holders of restricted stock units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. The administrator, however, may grant restricted stock units that entitle their holders to dividend equivalent rights.

•

Performance shares and performance units.  Performance shares and performance units are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. Performance share awards are rights denominated in shares of our common stock, while performance unit awards are rights denominated in dollars. The administrator establishes the applicable performance goals based on one or more measures of business performance enumerated in the 2014 Equity Incentive Plan, such as net revenues, gross margin, net income or total stockholder return. To the extent earned, performance share and unit awards may be settled in cash or in shares of our common stock. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. The administrator, however, may grant performance shares that entitle their holders to dividend equivalent rights.

•

Cash-based awards and other stock-based awards.  The administrator may grant cash-based awards that specify a monetary payment or range of payments or other stock-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares of our common stock, as determined by the administrator. The holder will have no voting rights or right to receive cash dividends unless and until shares of our common stock are issued pursuant to the award. The administrator may grant equivalent dividend rights with respect to other stock-based awards.

In the event of a change in control as described in the 2014 Equity Incentive Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2014 Equity Incentive Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The 2014 Equity Incentive Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

The 2014 Equity Incentive Plan will continue in effect until it is terminated by the administrator, provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The administrator may amend, suspend or terminate the 2014 Equity Incentive Plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.

2014 Employee Stock Purchase Plan

In connection with our initial public offering in 2014, our board of directors adopted and our stockholders approved our 2014 Employee Stock Purchase Plan (“ESPP”). A total of 824,315 shares of our common stock are available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on January 1 of each year through 2024, equal to the lesser of the following:

•	400,000 shares;
•	0.75% of the issued and outstanding shares of our common stock on the immediately preceding December 31; or
•	such other amount as may be determined by our board of directors.

Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are cancelled will again become available for issuance under the ESPP.

The Committee administers and has full authority to interpret the terms of the ESPP. The ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all judgments, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the ESPP.

All of our employees, including our named executive officers, are eligible to participate if they are customarily employed by us for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:

•	immediately after the grant would own stock or options to purchase stock possessing 5.0% or more of the total combined voting power or value of all classes of our capital stock; or

•

holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which the right to be granted would be outstanding at any time.

Our ESPP is intended to qualify under Section 423 of the Internal Revenue Code. The ESPP will typically be implemented through consecutive offering periods, generally starting on the first trading day on or after May 16 and November 16 of each year, except for the first such offering period, which will commence on a date to be determined by the administrator. The administrator may, in its discretion, modify the terms of future offering periods, including establishing offering periods of up to 27 months and providing for multiple purchase dates.

Our ESPP permits participants to purchase common stock through payroll deductions of no less than 1% and up to 10% of their eligible cash compensation, which includes a participant's regular base wages or salary and payments of overtime, shift premiums and paid time off before deduction of taxes and certain compensation deferrals.

Amounts deducted and accumulated from participant compensation are used to purchase shares of our common stock at the end of each offering period. Unless otherwise provided by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the purchase date. Participants may end their participation at any time during an offering period and will receive a refund of their account balances not yet used to purchase shares. Participation ends automatically upon termination of employment with us.

Prior to the beginning of any offering period, the administrator may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the administrator will make a pro rata allocation of the available shares. Any amounts withheld from participants' compensation in excess of the amounts used to purchase shares will be refunded without interest.

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP. In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control. Our ESPP will continue in effect until terminated by the administrator. The Committee has the authority to amend, suspend or terminate our ESPP at any time.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during fiscal 2017.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our named executive officers during fiscal 2017.

Outstanding Equity Awards at June 30, 2017

The following table sets forth information regarding outstanding equity awards held by our named executive officers at June 30, 2017.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable (1)		Number of securities underlying unexercised options unexercisable (1)		Option exercise price	Option expiration date	Number of shares or units of stock that have not yet vested		Market value of shares or units of stock that have not yet vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not yet vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Steven R. Beauchamp	500,000		-		$4.88	8/21/2022	24,350	(7)	$1,100,133	11,700	(14)	$528,606
	16,666		-		$17.00	3/18/2024	52,500	(8)	$2,371,950	15,600	(15)	$704,808
	53,700	(2)	53,700	(2)	$24.80	8/18/2024	76,500	(9)	$3,456,270	-		-
	13,250	(3)	39,750	(3)	$35.28	8/17/2025	-		-	-		-
Peter J. McGrail	375,716		-		$1.31	6/21/2020	6,500	(10)	$293,670	6,600	(16)	$298,188
	83,333		-		$17.00	3/18/2024	29,250	(11)	$1,321,515	8,400	(17)	$379,512
	14,500	(4)	14,500	(4)	$24.80	8/18/2024	41,600	(12)	$1,879,488	-		-
	7,250	(5)	21,750	(5)	$35.28	8/17/2025	-		-	-		-
Michael R. Haske	300,000		-		$4.88	8/21/2022	5,500	(7)	$248,490	5,400	(14)	$243,972
	16,666		-		$17.00	3/18/2024	26,250	(8)	$1,185,975	6,600	(15)	$298,188
	12,000	(2)	12,000	(2)	$24.80	8/18/2024	34,000	(9)	$1,536,120	-		-
	6,500	(3)	19,500	(3)	$35.28	8/17/2025	-		-	-		-
Edward W. Gaty	81,499	(6)	45,834	(6)	$7.04	7/8/2023	3,500	(7)	$158,130	4,334	(14)	$195,810
	6,666		-		$17.00	3/18/2024	16,500	(8)	$745,470	4,080	(15)	$184,334
	7,500	(2)	7,500	(2)	$24.80	8/18/2024	20,500	(9)	$926,190	-		-
	4,000	(3)	12,000	(3)	$35.28	8/17/2025	-		-	-		-
Mark S. Kinsey	-		-		-	-	12,500	(13)	$564,750	3,000	(14)	$135,540
	-		-		-	-	17,000	(9)	$768,060	3,600	(15)	$162,648

(1)     Shares of common stock.

(2)     The option grant vests as to 1/4 of the total option grant on August 18, 2015, and thereafter as to 1/4 of the total option grant yearly.

(3)     The option grant vests as to 1/4 of the total option grant on August 17, 2016, and thereafter as to 1/4 of the total option grant yearly.

(4)     The option grant vests as to 1/4 of the total option grant on August 18, 2015, and thereafter as to 1/4 of the total option grant yearly as long as this former named executive officer remains an employee of the Company. Under the terms of this employee’s modified stock compensation arrangement, 100% of the option grant vested on August 3, 2017.

(5)     The option grant vests as to 1/4 of the total option grant on August 17, 2016, and thereafter as to 1/4 of the total option grant yearly as long as this former named executive officer remains an employee of the Company. Under the terms of this employee’s modified stock compensation arrangement, 100% of the option grant vested on August 3, 2017.

(6)     This option grant vests as to 1/4 of the total option grant on July 8, 2014, and thereafter as to 1/4 of the total option grant yearly.

(7)     The RSUs will vest annually in four equal installments beginning on August 18, 2015.

(8)     The RSUs will vest annually in four equal installments beginning on August 17, 2016.

(9)     The RSUs will vest annually in four equal installments beginning on August 12, 2017.

(10)   The RSUs will vest annually in four equal installments beginning on August 18, 2015 as long as this former named executive officer remains an employee of the Company. Under the terms of this employee’s modified stock compensation arrangement, 100% of the RSU grant vested on August 3, 2017.

(11)   The RSUs will vest annually in four equal installments beginning on August 17, 2016 as long as this former named executive officer remains an employee of the Company. Under the terms of this employee’s modified stock compensation arrangement, 100% of the RSU grant vested on August 3, 2017.

(12)   The RSUs will vest annually in four equal installments beginning on August 12, 2017 as long as this former named executive officer remains an employee of the Company. Under the terms of this employee’s modified stock compensation arrangement, 100% of the RSU grant vested on August 3, 2017.

(13)   The RSUs will vest annually in four equal installments beginning on May 1, 2016.

(14)   The RSUs were granted on August 17, 2015. Up to 50% of the RSUs will vest based upon the Company’s revenue for fiscal 2018, and up to 50% will vest based upon the Company’s revenue for fiscal 2019. The amount included in the table is based on achievement of the threshold performance goal.

(15)   The RSUs were granted on August 12, 2016 and will vest based upon the Company’s revenue for fiscal 2018.  The amount included in the table is based on achievement of the threshold performance goal.

(16)   The RSUs were granted on August 17, 2015. Up to 50% of the RSUs will vest based upon the Company’s revenue for fiscal 2018, and up to 50% will vest based upon the Company’s revenue for fiscal 2019, with the former named executive officer receiving a pro rata share based on the number of days employed over the award’s vesting period as described in “Compensation of Named Executive Officers—Potential Payments Upon Termination or Change in Control.” The amount included in the table is based on achievement of the threshold performance goal.

(17)   The RSUs were granted on August 12, 2016 and will vest based upon the Company’s revenue for fiscal 2018, with the former named executive officer receiving a pro rata share based on the number of days employed over the award’s vesting period as described in “Compensation of Named Executive Officers—Potential Payments Upon Termination or Change in Control.” The amount included in the table is based on achievement of the threshold performance goal.

Option Exercises and Stock Vested in Fiscal 2017

The following table sets forth the number of shares of common stock acquired during fiscal 2017 by our named executive officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(2)
Steven R. Beauchamp	—	$—	29,675	$1,312,090
Peter J. McGrail	116,784	$5,228,443	13,000	$580,613
Michael R. Haske	—	$—	11,500	$513,968
Edward W. Gaty	10,000	$276,400	7,250	$323,978
Mark S. Kinsey	—	$—	6,250	$273,375

(1)     Calculated by multiplying (i) the fair market value of common stock on the exercise date, which was determined using the closing price on Nasdaq of a share of common stock on the date prior to the day of exercise, or if such day is a holiday, on the immediately preceding trading day, or the disposition price if the shares are disposed of in a disqualified disposition, minus the exercise price, by (ii) the number of shares of common stock acquired upon exercise.

(2)     Calculated by multiplying (i) the fair market value of common stock on the vesting date, which was determined using the closing price on Nasdaq of a share of common stock on the date prior to the day of vesting, or if such day is a holiday, on the immediately preceding trading day, by (ii) the number of shares of common stock acquired upon vesting.

Grants of Plan-Based Awards in Fiscal 2017

The following table sets forth information regarding grants of plan-based cash and equity awards made to our named executive officers during fiscal 2017.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Fair Value
		Under Non-Equity			Under Equity			Shares of	Securities	of Stock
	Grant	Incentive Plan Awards (1)			Incentive Plan Awards			Stock or	Underlying	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)(2)	Options (#)	Awards (3)
Steven R. Beauchamp	n/a	$237,500	$475,000	$712,500	—	—	—	—	—	—
	8/12/2016	—	—	—	—	—	—	76,500	—	$3,483,810
	8/12/2016	—	—	—	15,600	26,000	39,000	—	—	$1,184,040
Peter J. McGrail	n/a	$126,000	$252,000	$378,000	—	—	—	—	—	—
	8/12/2016	—	—	—	—	—	—	41,600	—	$1,894,464
	8/12/2016	—	—	—	8,400	14,000	21,000	—	—	$637,560
Michael R. Haske	n/a	$133,000	$266,000	$399,000	—	—	—	—	—	—
	8/12/2016	—	—	—	—	—	—	34,000	—	$1,548,360
	8/12/2016	—	—	—	6,600	11,000	16,500	—	—	$500,940
Edward W. Gaty	n/a	$72,500	$145,000	$217,500	—	—	—	—	—	—
	8/12/2016	—	—	—	—	—	—	20,500	—	$933,570
	8/12/2016	—	—	—	4,080	6,800	10,200	—	—	$309,672
Mark S. Kinsey	n/a	$66,250	$132,500	$198,750	—	—	—	—	—	—
	8/12/2016	—	—	—	—	—	—	17,000	—	$774,180
	8/12/2016	—	—	—	3,600	6,000	9,000	—	—	$273,240

(1)      The amounts reported in this column represent amounts payable under our cash bonus plan for fiscal 2017.  Actual bonuses received under the cash bonus plan by the named executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)      Represents RSUs.

(3)      Amounts represent the aggregate grant date fair value of stock options and RSUs granted during the year computed in accordance with ASC Topic 718. Assumptions used in calculating the amounts reported in this column are set forth in Note 13 “Benefit Plans” of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants.  These consist of the 2008 Equity Incentive Plan (the “2008 Plan”), the 2014 Equity Incentive Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “2014 Purchase Plan”), each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of June 30, 2017:

Number of shares
remaining available for
	Number of shares to be	Weighted-average		future issuance under
	issued upon exercise of	exercise		equity compensation plans
	outstanding options and	price of outstanding		(excluding shares reflected
	rights	options and rights		in column (a))
Plan Category	(a)	(b)		(c)
Equity compensation plans approved by stockholders	4,206,505	$11.54	(1)	9,050,718	(2)

Equity compensation plans not approved by stockholders	—	—		—

Total	4,206,505	$11.54		9,050,718

(1)         The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.

(2)         Includes 8,226,403 shares of common stock available for issuance in connection with future awards under our 2014 Plan and 824,315 shares of common stock available for future issuance under the 2014 Purchase Plan.  The 2014 Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2018 and each subsequent anniversary through 2024, by an amount equal to the lesser of (i) 4.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by the board. The 2014 Purchase Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2018 and each subsequent anniversary through 2024 equal to the lesser of (i) 400,000 shares, (ii) 0.75% of the issued and outstanding shares of our common stock on the immediately preceding December 31 or (iii) such other amount as may be determined by the board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We have a written policy on authorizations, the Related Party Transactions Policy, which includes specific provisions for related party transactions. Pursuant to the Related Party Transactions Policy, related party transactions include any transaction, arrangement or relationship, or series of such transactions, including any indebtedness or guarantees, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. In the event that a related party transaction is identified, such transaction must be reported to our Corporate Secretary and subsequently must be reviewed and approved or ratified by the chairman of our audit committee or our full audit committee, depending on the amount of the transaction. Any member of the audit committee who is one of the parties in the related party transaction and who has a direct material interest in the transaction may not participate in the approval of the transaction. The audit committee has pre-approved certain potential related party transactions in advance including employment of executive officers and director compensation.

Related Party Transactions

Since the beginning of fiscal 2017, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, except for the compensation and other arrangements described in “Compensation of Named Executive Officers” and “Corporate Governance—Compensation of Directors” elsewhere in this Proxy Statement and the transactions described below.

Stock Options Granted to Executive Officers and Directors

We have granted stock options and restricted stock units to our executive officers. We have also granted restricted stock units to certain members of our board of directors. For more information regarding certain of these equity awards, see “Corporate Governance—Compensation of Directors,” “Compensation of Named Executive Officers—Summary Compensation Table” and elsewhere in this Proxy Statement.

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement with certain holders of our stockholders. The amended and restated investors’ rights agreement grants such stockholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to shares of our common stock.

Employment Agreements

We have entered into employment agreements with each of our executive officers. These employment agreements provide for severance payments upon termination of the executive in certain circumstances and acceleration of vesting of stock options and time-based restricted stock units upon the occurrence of a change in control. Please see “Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control” elsewhere in this Proxy Statement for a summary of the potential payments to our named executive officers upon the occurrence of termination or a change in control.

Indemnification of Officers and Directors

As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•

for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law and our amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.

Other Related Party Transactions

In June 2014, we entered into a Memorandum of Understanding (the “Memorandum”), with our chairman Steven I. Sarowitz and Blue Marble Payroll, LLC (“Blue Marble”), a separate legal entity owned by Mr. Sarowitz.  Pursuant to the terms of the Memorandum, Mr. Sarowitz is entitled to devote his efforts to Blue Marble provided that such efforts do not interfere with his ability to fulfill his duties as our chairman.  Mr. Sarowitz and Blue Marble each also agreed not to compete with us in the United States of America and not to solicit our employees.  In the event that we enter a geographic market in which Mr. Sarowitz or Blue Marble has clients, we have an option to acquire Mr. Sarowitz’ or Blue Marble’s (as the case may be) operations in such market at fair market value.  At our option, Mr. Sarowitz and Blue Marble will permit us to become a partner of Blue Marble in any international market that Mr. Sarowitz or Blue Marble enters, on terms no less favorable than those offered by Mr. Sarowitz or Blue Marble to its other partners in that market.  Pursuant to the terms of the Memorandum, in the event of a sale of a material portion of the business or capital stock of Blue Marble, we have a right of first refusal to buy Blue Marble.  Beginning on the third anniversary of the Memorandum, we also have an ongoing option to acquire Blue Marble at fair market value.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of September 30, 2017 by the following:

•	each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our current directors and current executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.

Applicable percentage ownership in the following table is based on 52,074,797 shares of common stock outstanding as of September 30, 2017. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2017 as well as RSU awards that will vest within 60 days of September 30, 2017 are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options and RSU awards, but are not deemed to be outstanding for calculating the percentage ownership of any other person. Beneficial ownership or voting power representing less than 1% is denoted with an asterisk (*).

Shares shown in the table below include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise noted below, the address of each person listed on the table is c/o Paylocity Holding Corporation, 3850 N. Wilke Road, Arlington Heights, Illinois 60004.

	Number of Shares of	Percentage of Common
Name of Beneficial Owner	Common Stock	Stock Owned
5% Stockholders:
Entities affiliated with Adams Street Partners (1)	3,762,020	7.2%
Named Executive Officers and Directors:
Jeffrey T. Diehl (1)	3,762,020	7.2%
Steven I. Sarowitz (2)	16,636,562	31.9%
Steven R. Beauchamp (3)	2,745,574	5.3%
Michael R. Haske (4)	1,431,960	2.7%
Peter J. McGrail (5)	600,905	1.2%
Edward W. Gaty (6)	157,409	*
Mark S. Kinsey (7)	11,340	*
Mark H. Mishler (8)	32,158	*
Ronald V. Waters III (9)	31,558	*
Andres D. Reiner (10)	14,857	*
Ellen Carnahan (11)	3,818	*
All executive officers and directors as a group (11 persons) (12)	25,428,161	48.8%

(1)                                 Represents 903 shares issuable to Jeffrey T. Diehl upon the vesting of restricted stock units within 60 days of September 30, 2017, 725,242 shares held by Adams Street 2006 Direct Fund, L.P. (“AS 2006”), 818,997 shares held by Adams Street 2007 Direct Fund, L.P. (“AS 2007”), 1,171,246 shares held by Adams Street 2008 Direct Fund, L.P. (“AS 2008”), 242,781 shares held by Adams Street 2009 Direct Fund, L.P. (“AS 2009”), 137,913 shares held by Adams Street 2010 Direct Fund, L.P. (“AS 2010”),  110,800 shares held by Adams Street 2011 Direct Fund LP (“AS 2011”), 111,194 shares held by Adams Street 2012 Direct Fund LP (“AS 2012”), and 428,955 shares of common stock held by Adams Street Co-Investment Fund II, L.P. (“AS CIF”). The shares owned by AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2012 and AS CIF may be deemed to be beneficially owned by Adams Street Partners, LLC (“ASP”), the managing member of the general partner of each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2012 and AS CIF. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray, Fred Wang and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof) may be deemed to have shared voting and investment power over the shares. The address of each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2012, AS CIF and ASP is One North Wacker Drive, Suite 2200, Chicago, Illinois 60606. Mr. Diehl is a member of our board of directors.

(2)                                 Includes 903 shares issuable upon vesting of restricted stock units within 60 days of September 30, 2017 and 559,297 shares held by the Julian Grace Foundation, a private charitable foundation controlled by Mr. Sarowitz. Mr. Sarowitz is our Chairman.

(3)          Includes 623,716 shares issuable upon the exercise of options exercisable within 60 days of September 30, 2017, 145,000 shares held by the IRIE Family Trust where Mr. Beauchamp’s spouse is the trustee and 20,000 shares held by IRIE Foundation, a private charitable foundation controlled by Mr. Beauchamp. Mr. Beauchamp is our Chief Executive Officer and is a director.

(4)          Includes 347,666 shares issuable upon the exercise of options exercisable within 60 days of September 30, 2017. Mr. Haske is our President and Chief Operating Officer.

(5)          Includes 517,049 shares issuable upon the exercise of options exercisable within 60 days of September 30, 2017.  Mr. McGrail served as our Chief Financial Officer until June 6, 2017.

(6)          Includes 141,999 shares issuable upon the exercise of options exercisable within 60 days of September 30, 2017. Mr. Gaty is our Senior Vice President of Product and Technology.

(7)          Mr. Kinsey is our Senior Vice President of Operations.

(8)          Includes 903 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2017. Mr. Mishler is a member of our board of directors.

(9)          Includes 903 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2017. Mr. Waters is a member of our board of directors.

(10)        Includes 903 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2017. Mr. Reiner is a member of our board of directors.

(11)        Includes 903 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2017. Ms. Carnahan is a member of our board of directors.

(12)        Includes 1,630,430 shares issuable upon the exercise of options exercisable and 5,418 shares issuable upon the vesting of restricted stock units, in each case within 60 days of September 30, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended June 30, 2017 were satisfied.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”),  and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. We currently conduct advisory votes on executive compensation every one year, with the next vote to occur at the 2019 annual meeting.

Our compensation committee and the board of directors believe that our executive compensation program, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement reflects our philosophy of linking the compensation of our executive officers with our performance. Our compensation committee and the board believe that the executive compensation program is reasonable and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders.

This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the compensation of our named executive officers, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved.”

Because this vote is advisory, it will not be binding upon the board of directors or our compensation committee. However, our compensation committee will carefully consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For information on how our compensation committee considered the 2017 advisory vote on executive compensation, see “Compensation Discussion and Analysis - Response to the 2017 Advisory Vote on Executive Compensation and Future Advisory Vote”.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter at the annual meeting is required for approval of this proposal.  Abstentions will have the effect of a vote “against” this proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

STOCKHOLDER PROPOSALS OR NOMINATIONS

TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2019 annual meeting.  These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b) (2), to the Corporate Secretary at our principal executive offices no later than the close of business on June 30, 2018 (120 days prior to the anniversary of this year’s mailing date).  Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.  Our nominating and corporate governance committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals.  For information on qualifications of director nominees considered by our nominating and corporate governance committee, see the “Corporate Governance—Director Nominations” section of this Proxy Statement.

In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the board or to propose any business at our 2019 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Corporate Secretary at our principal executive offices, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given).  The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock.  If the 2019 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2018 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2019 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.  We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws.  If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination.  To make a submission or request a copy of our Bylaws, stockholders should contact our Corporate Secretary.  We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the 2018 annual meeting other than as described in this Proxy Statement.  If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Paylocity stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Corporate Secretary, Paylocity Holding Corporation, 3850 N. Wilke Road, Arlington Heights, Illinois 60004, or call our Investor Relations department at 415-430-2073, and we will promptly send you what you have requested. You can also contact our Corporate Secretary or Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the board of directors

Steven R. Beauchamp
Chief Executive Officer

October 24, 2017

If you would like to reduce the costs incurred by our company in mailing proxy 1234567 VOTE BY MAIL 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Steven I. Sarowitz 02 Ellen Carnahan 03 Jeffrey T. Diehl The Board of Directors recommends you vote FOR proposals 2 and 3. 2Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2018. 3Advisory vote to approve compensation of named executive officers. For 0 0 Against 0 0 Abstain 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Investor Address Line 2 Investor Address Line 4 John Sample attorney, executor, administrator, or other fiduciary, please give full ANY CITY, ON A1A 1A1 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000346505_1 R1.0.1.17 YesNo Please indicate if you plan to attend this meeting00 Please sign exactly as your name(s) appear(s) hereon. When signing as title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or Investor Address Line 1 Investor Address Line 3 Investor Address Line 5 1234 ANYWHERE STREET SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample 234567P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # → SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 PAYLOCITY HOLDING CORPORATION 3850 N. WILKE ROAD ARLINGTON HEIGHTS, IL 60004 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com PAYLOCITY HOLDING CORPORATION Annual Meeting of Stockholders December 8, 2017 8:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Steven R. Beauchamp as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PAYLOCITY HOLDING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 08:30 AM, CST on 12/8/2017, at Paylocity Headquarters 3850 N. Wilke Road, Arlington Heights, IL 60004, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000346505_2 R1.0.1.17